Exhibit 10.44

AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENT

Dated as of February 3, 2006

Reference is made to that certain Restricted Stock Agreement dated as of September 7, 2005 (the “Agreement”) by and between Enterprise Bancorp, Inc. (the “Company”) and John P. Clancy, Jr. (the “Executive”).

WHEREAS, Section 3 of the Agreement refers to a certain salary continuation agreement between the Company’s wholly owned subsidiary, Enterprise Bank and Trust Company (the “Bank”), and the Executive, which the parties anticipated would be entered into between the Bank and the Executive shortly after the date of the Agreement;

AND WHEREAS, the Bank and the Executive have not entered into any such salary continuation agreement as of the date hereof;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

As of the date set forth above, the Agreement shall be and hereby is amended, such that Section 3 of the Agreement shall be amended and restated in its entirety to read as follows:

3.             Restrictions on Stock.  Until the termination of restrictions and the vesting of the shares of Restricted Stock as provided in Section 2 above, none of the Restricted Stock may be sold, assigned, transferred, pledged, or otherwise encumbered except as provided in this Agreement.

Except as otherwise expressly provided for in this paragraph, if the Grantee’s employment with the Company is terminated for any reason, then all shares of Restricted Stock that have not yet vested as of the time of the Grantee’s termination of employment, if any, shall be forfeited and returned to the Company, unless the Compensation Committee of the Board of Directors, or the full Board of Directors, as the case may be, of the Company, in its sole discretion shall otherwise determine.  Notwithstanding the foregoing, if the Grantee’s employment with the Company terminates by reason of the Grantee’s death or there occurs, with respect to the Grantee’s employment, a Suspension for Disability  or the Grantee’s employment is terminated by the Company without Cause (as such capitalized terms are defined in that certain Employment Agreement by and among the Company, the Bank and the Grantee dated as of April 1, 2004, as amended by Amendment No. 1 thereto as of December 31, 2004), then all shares of Restricted Stock that have not yet vested as of the time of such death, Suspension for Disability or termination without Cause shall become fully vested at such time with respect to the Grantee’s, or his estate’s as the case may be, ownership of such shares.

The Agreement, as amended by this Amendment No. 1, is and shall continue to be in full force and effect and shall not be affected by this Amendment No. 1, except and only to the extent specified above.

IN WITNESS WHEREOF, the undersigned Executive has hereunto set his hand and the Company has caused this Amendment No. 1 to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

ENTERPRISE BANCORP, INC.

By:	/s/ George L. Duncan
George L. Duncan

EXECUTIVE

/s/ John P. Clancy, Jr
John P. Clancy, Jr.